EXHIBIT 3(b)

                                     FORM OF
                                  AMENDMENT TO
                        AMENDED AND RESTATED CERTIFICATE
                                OF INCORPORATION
                                       OF
                                DIGITAL LAVA INC.

     DIGITAL LAVA INC. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (as amended from time to time, the "Law"), hereby certifies as follows:

     1. The name of the Corporation is Digital Lava Inc., the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 5, 1996 and the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 27, 1996.

     2. Pursuant to Sections 242 and 245 of the Law, this Amendment to the Amended and Restated Certificate of Incorporation of the Corporation (this "Amendment") further amends the Corporation's Certificate of Incorporation.

     3. This Amendment has been duly adopted pursuant to the provisions of Sections 242 and 245 of the Law and has been approved by written consent of the required number of shares of outstanding stock of the Corporation pursuant to
Section 228 of the Law and written notice pursuant to Section 228(d) of the Law has been given to those stockholders whose written consent has not been obtained.

     4. That the effective date of this Amendment shall be the closing date of the Corporation's initial public offering of its securities and that this Amendment shall not be effective in the event the closing of such initial public offering does not occur.

     5. The Corporation's Amended and Restate Certificate of Incorporation is hereby amended as follows:

     RESOLVED, that the following paragraph shall be added to Article 4 of the Amended and Restated Certificate of Incorporation of the Corporation:

     "Effective at the time of filing with the Secretary of State of the State of Delaware of this Amended and Restated Certificate of Incorporation (the "Effective Time"), every 9.139 shares of the Corporation's Preferred Stock and Common Stock that are issued and outstanding or held in treasury at the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be converted into 1 share of the Corporation's Preferred Stock and Common Stock, respectively; provided, however, that if a stockholder would be entitled to receive a fractional share of Preferred Stock or Common Stock, as the case may be, based on the foregoing conversion ratio, such stockholder shall receive a whole share of Preferred Stock or Common Stock, as the case may be, in lieu of such fractional share."



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     RESOLVED, that Section 6.4(a)(i) of the Amended and Restated Certificate of
Incorporation of the Corporation is hereby amended in its entirety to read as follows:

     "(i) Optional Conversion. The holder of each share of Preferred shall have the right (the "Conversion Right"), at such holder's option, to convert such share at any time, without cost and otherwise on the terms of this Section 6.4, into the number of fully paid and non-assessable shares of Common that results from dividing the Original Issue Price (as herein defined) of the applicable series of Authorized Preferred by the conversion price of such series of Authorized Preferred that is in effect at the time of conversion (the "Conversion Price"). The initial Conversion Price for each series of Authorized Preferred is $1.00 per share. The "Original Issue Price" for each series of Authorized Preferred is as follows: Series A - $10.00 per share; Series B - $20.3099 per share; Series B-1 - $10.00 per share; Series C - $19.3702 per share. The Conversion Price of each share of each series of Preferred shall be subject to adjustment from time to time as provided in this Section 6.4."

     RESOLVED,   that  Section   6.4(c)(iv)(B)   of  the  Amended  and  Restated
Certificate of Incorporation of the Corporation is hereby amended as follows:

     The words "Series C Preferred and Series B-1 Preferred" shall be replaced with the words "Series B-1 Preferred" in the first sentence of Section 6.4(c)(iv)(B).

     IN WITNESS  WHEREOF,  the  Corporation has caused this Amended and Restated
Certificate of Incorporation to be signed by its Chief Executive Officer on _____________, 1999.

                                        DIGITAL LAVA INC.



                                        Joshua Sharfman, Chief Executive Officer